Exhibit 99.1

LIBERTY GLOBAL TO SELL EASTERN EUROPEAN DTH OPERATIONS
Denver, Colorado - December 21, 2018

Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK) today announced that it has reached an agreement to sell its DTH satellite TV operations currently serving four Eastern European markets to M7 Group.

Liberty Global will sell its DTH operations for a total enterprise value of approximately €180 million ($205 million1) on a U.S. GAAP basis, subject to customary debt and working capital adjustments at completion. Closing of the transaction is subject to regulatory approval, which is expected in the first half of 2019.

Currently the DTH business serves customers in Hungary under the brand UPC Direct, in the Czech Republic and Slovakia under the brand freeSAT, and in Romania under the brand FocusSat.

The proceeds from the sale are expected to be used for general corporate purposes.

Merrill Lynch International (“BofA Merrill Lynch”), a subsidiary of Bank of America Corporation, is acting as financial advisor to Liberty Global on the transaction.

FORWARD-LOOKING STATEMENTS AND DISCLAIMER

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated closing of the sale of our DTH operations, the expected use of net proceeds and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the ability to obtain regulatory approval for the transaction, our and M7 Group’s ability to achieve other customary closing conditions for the transaction, as well as other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission including our most recently filed Form 10-K and Forms 10-Q. These forward-looking statements speak only as of the date of this release. Liberty Global expressly disclaims any

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1 Convenience translation based on USD/EUR spot rate of 1.14 obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Global’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

ABOUT LIBERTY GLOBAL

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is the world’s largest international TV and broadband company, with operations in 10 European countries under the consumer brands Virgin Media, Unitymedia, Telenet and UPC. We invest in the infrastructure and digital platforms that empower our customers to make the most of the video, internet and communications revolution. Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect 21 million customers subscribing to 45 million TV, broadband internet and telephony services. We also serve 6 million mobile subscribers and offer WiFi service through 12 million access points across our footprint.

In addition, Liberty Global owns 50% of VodafoneZiggo, a joint venture in the Netherlands with 4 million customers subscribing to 10 million fixed-line and 5 million mobile services, as well as significant investments in ITV, All3Media, ITI Neovision, Casa Systems, LionsGate, the Formula E racing series and several regional sports networks.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations:	Corporate Communications:
Matt Coates +44 20 8483 6333	Molly Bruce +1 303 220 4202
John Rea +1 303 220 4238	Matt Beake +44 20 8483 6428
Stefan Halters +1 303 784 4528